Exhibit 10.19

                            EMPLOYMENT AGREEMENT



                  EMPLOYMENT AGREEMENT made and entered into effective as of December 29, 2000 by and between The Nasdaq Stock Market, Inc. (the "Company") and John Hilley (the "Executive").

                  WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of the Executive by the Company during the term of the Agreement;

                  WHEREAS, the Executive desires to accept such employment and enter into such an agreement; and

                  WHEREAS, the Executive is willing to accept employment on the terms hereinafter set forth in this agreement (the "Agreement").

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

                  1. Term of Employment. Subject to Section 9, the term of the Executive's employment under this Agreement shall commence on December 30, 2000 (the "Effective Date") and shall end on December 31, 2003; provided however, that such term shall be automatically extend for additional one year (1) year periods unless, not later than six (6) months prior to the expiration of the initial period (or any extension thereof pursuant to this Section 1), either party hereto shall provide written notice of its or his desire not to extend the term hereof to the other party hereto (the initial period together with each one-year extension shall be referred to hereinafter as the "Employment Term").

                  2.       Position.

                  (a) The Executive shall serve as the Company's Executive Vice President, Strategic Development and Chairman and Chief Executive Officer of Nasdaq International. In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer (the "CEO") of the Company or it or his designee. During the Employment Term, the Executive shall devote his full time and best efforts to his duties hereunder; provided however, that nothing in this Agreement shall preclude the Executive from (i) engaging in personal activities involving charitable, community, educational, religious or similar organizations, (ii) managing his personal investments and affairs to the extent that such activities are not in any manner inconsistent with or in conflict with the performance of the Executive's duties hereunder and (iii) continuing to serve as a member of the board of directors or board of advisors of the entities set out on Schedule A annexed hereto. Pursuant to the Company's Code of Conduct, the Executive shall be required to: (i) disclose to the Audit Committee the names of the board of directors on which he currently serves and (ii) obtain prior approval from the Audit Committee for service as a new director of any publicly traded company. The Executive agrees to accept the final Audit Committee decision on the suitability of all present and future directorships as binding.

                  3. Annual Salary. During the Employment Term, the Company shall pay the Executive annual salary (the "Annual Salary") at the annual rate no less than the rate of Annual Salary in effect for the 1999 calendar year. Annual Salary shall be payable in regular installments in accordance with the Company's usual payroll practices. The Management Compensation Committee of the Board (the "Compensation Committee") shall review Annual Salary for the purpose of increasing it in accordance with its normal review procedures.

                  4.       Employee Benefits.

                  (a) Employee Benefits-Generally. During the Employment Term, the Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including without limitation, medical, dental, vision, disability, life insurance and pension benefits. The Executive shall be entitled to four (4) weeks paid vacation.

                  (b) SERP Enhancements. The Executive shall be entitled to continue to participate in the NASD Supplemental Executive Retirement Plan (the "SERP"). Notwithstanding any term or condition contained in the SERP to the contrary:

                           (i) Section 4.1 of the SERP shall be applied as
if the age and service requirements stated therein were age 55 and five (5) years of service rather than age 55 and ten (10) years of service. Accordingly, the Executive shall be 100% vested in his accrued SERP benefit upon the later of his attainment of age 55 while employed and his completion of five (5) years of service.

                           (ii) Section 4.1 of the SERP shall be applied as
if the age and service requirements stated therein were satisfied upon the Executive's termination of employment prior to the end of the Employment Term (x) on account of his death or Disability (as defined in Section 9(b) hereof), (y) by the Company without Cause pursuant to Section 9(c) hereof, or (z) by the Executive for Good Reason pursuant to Section 9(c) hereof. Accordingly, under such circumstances the Executive shall be 100% vested in his SERP benefit even if his employment terminates prior to his attaining age 55 and having completed five (5) years of service with the Company.

                           (iii) The death benefit provided in Section 5.1
of the SERP shall become payable if the Executive dies before his SERP benefit commences, but after having satisfied the requirements of Section
4.1 of the SERP as modified by Section 4(b)(i) or (ii) (and if the foregoing conditions are satisfied, such death benefit will be payable even if the Executive's death occurs after he has left employment with the Company with vested SERP rights, but before the SERP benefit commences).

                           (iv) Section 4.3 of the SERP (relating to early
retirement) shall be applied as if the service requirement stated therein were five (5) years of service rather than ten (10) years of service; provided, that this special rule shall not permit the Executive's SERP benefit to start earlier than age 55.

                           (v) The special provisions of this Section 4(b)
shall not accelerate the rate at which the SERP benefit accrues so that the amount of the accrued SERP benefit shall be determined with reference to an accrual over a period of 3,650 days as provided in Section 4.2(a) of the SERP.

                           (vi) For purposes of determining the Executive's
Final Average Compensation, the Executive's "Compensation" shall be deemed to be the sum of (x) one-half of his Annual Salary and (y) one-third of one-half of his Annual Salary.

                  5.       Equity.

                           (a) The Executive shall be granted pursuant to
The Nasdaq Stock Market, Inc. Equity Compensation Plan (the "Stock Plan") which has been adopted by the Board and may from time to time be amended, options to purchase shares of the Company's common stock in a number commensurate with the Executive's title and responsibility (subject to applicable adjustments pursuant to Section 4(b) of the Stock Plan), with a term of ten (10) years from the date of grant and an option exercise price equal to fair market value of the Company's common stock on the date of grant. Such option shall be subject to all the terms and conditions of the Stock Plan, and a stock option agreement to be entered into by and between the Company and the Executive.

                           (b) In addition, and notwithstanding anything in
the Agreement to the contrary, the Executive shall be eligible for stock options and/or equity participation in Nasdaq-Japan, Nasdaq-Europe, and Nasdaq-Global in the amount and manner provided by Section 3 of the Letter Agreement entered into by and between the Executive and the National Association of Securities Dealers, Inc. dated January 21, 2000.

                  6.       Fringe Benefits.

                           (a)      Business Expenses.  During the Employment
Term,reasonable business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the policy established by the Compensation Committee. Accordingly, the Executive's expenses associated with business travel shall be reimbursed by the Company in accordance with such policy, and where appropriate the Executive's spouse shall be permitted to travel with the Executive and the Executive shall be similarly reimbursed for the cost of his spouse's travel.

                           (b)      Transportation and Housing.

                                    (i)    During the Employment Term, in
accordance with the directives of the Compensation Committee, the Executive shall be provided with reasonable transportation for business purposes while in New York City and/or Washington, D.C.

                                    (ii) During the Employment Term, the
Company shall provide the Executive with either (A) financial assistance in purchasing (or renting) a residence in the New York metropolitan area, (B) the use of a corporate apartment in New York City or (C) a housing allowance; provided, however, that with respect to each calendar year during the Employment Term the provision of benefits described in this
Section 7(b)(ii) (the "Housing Program") shall not exceed 15% of the sum of the Executive's Annual Salary with respect to such calendar year. All such benefits provided under the Housing Program shall be subject to the prior approval and consent of the Board or a Committee, thereof.(1)

                           (c) Legal Fees. The Company shall pay or
reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement upon presentation by the Executive of written invoices or receipts setting forth in reasonable detail the basis for such legal fees and expenses.

                  7. Stay Pay. Subject to the Executive's employment with the Company on August 9, 2002 (the "Stay Pay Date"), the Company shall pay the Executive an additional bonus equal to two (2) times his Annual Salary as in effect on the Stay Pay Date (the "Stay Pay Bonus"); provided, however, that the Executive's earlier death or Disability (as defined in Section 8(c) hereof) while employed or termination pursuant to Section 9(c) hereof shall also be a Stay Pay Date. The Stay Pay Bonus shall be paid in a lump sum within 30 business days following the Stay Pay Date. The Company and the Executive may at the end of initial Employment Term without regard to any extension thereof pursuant to the last sentence of Section 1 hereof, agree to an additional stay payment in consideration of the renewal of the Employment Term at such time.

                  8. Termination. Notwithstanding any other provision of the Agreement:

---------
(1) The actual form of housing assistance will be worked out with outside advisers to determine an appropriate package the Executive consistent with corporate practice in New York City and the Executive's individual needs.

                           (a) For Cause by the Company. The Employment
Term and the Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of the Agreement, "Cause" shall mean (i) the Executive's conviction of, or pleading nolo contendere to, a felony,
(ii) the Executive's conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude or Company property; (iii) the Executive's gross neglect of his duties hereunder or (iv) the Executive's willful misconduct in connection with the performance of his duties hereunder or any other material breach by the Executive of this Agreement; provided, however that the Executive shall not be deemed to have been terminated for Cause unless (i) reasonable notice has been delivered to him setting forth the reasons for the Company's intention to terminate him for Cause and (ii) a period of thirty (30) days has elapsed since delivery of such notice. If the Executive is terminated for Cause, he shall be entitled to receive his Annual Salary through the date of termination. Upon termination of the Executive's employment for Cause pursuant to this Section 8(a), the Executive shall have no further rights to any compensation (including any Stay Pay Bonus) or any other benefits under the Agreement. All other benefits, if any, due the Executive following the Executive's termination of employment pursuant to this
Section 8(a) shall be determined in accordance with the plans, policies and practices of the Company.

                           (b) Disability or Death. The Employment Term and
the Executive's employment hereunder shall terminate upon his death and the Company may terminate the Executive if he becomes physically or mentally incapacitated and is therefore unable for a period of 45 consecutive working days or 75 working days in a six (6) month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

                  Upon termination of the Executive's employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued but unpaid Annual Salary through the end of the month in which such termination occurs, (ii) all unpaid Annual Salary for the remainder of the Employment Term, (iii) the Stay Pay Bonus provided by Section 8 hereof if not already paid and
(iv) all other current cash obligation of the Company to the Executive (e.g. unused vacation). All other benefits, if any, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any other severance plan, policy or program of the Company.

                           (c) Termination by the Executive for Good Reason
or by the Company without Cause. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for "Good Reason" as defined below upon not less than thirty (30) days written notice to the Company. For purposes of this Agreement "Good Reason" shall mean the Company (i) reducing the Executive's position, duties, or authority, (ii) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in this position without reduction in position, duties or authority, (iii) committing any other material breach of this Agreement which is not remedied by the Company (if capable of remedy) within thirty (30) days after receiving notice thereof from the Executive or (iv) the Company providing notice of nonrenewal of the Employment Term in accordance with Section 1 hereof.

                  If the Executive's employment is terminated by the Company without "Cause" (other than by reason of his Disability or death) or the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive: (i) any accrued but unpaid Annual Salary through the date of such termination, (ii) the Stay Pay Bonus provided by
Section 8 hereof if not already paid and (iii) all other current cash obligations of the Company to the Executive (e.g. unused vacation). In addition, the Executive shall be entitled to receive his Annual Salary through the later of (i) the balance of the Term or (ii) twenty-four months from the date of such termination (the "Severance Period"). Such severance shall be paid in a lump sum within thirty (30) days following the termination date. The Company shall provide continued health coverage at its expense for the Severance Period. All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

                           (d) Termination by the Executive without Good
Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for any reason upon 60 days notice to the Company. Upon a termination by the Executive pursuant to this Section 8(d) the Executive shall be entitled to his Annual Salary through the date of such termination. Upon termination of the Executive pursuant to this
Section 8(d), the Executive shall have no further rights, other than those set forth in this Section 8(d), to any compensation or any other benefits under the Agreement. All other benefits, if any, due the Executive following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

                           (e) Mitigation/Offset. Following the termination
of his employment under any of the above clauses of this Section 8, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self employment) or as a consultant or otherwise mitigate the Company's obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive, as an employee or consultant from such subsequent employment or consultancy.

                           (f) Excise Tax Payments.

                               (i) Gross-Up Payment. If it shall be
determined that any payment or distribution of any type to or in respect of the Executive, by the Company, or any other person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

                               (ii) Determination by Accountant.

                                    (A) All computations and determinations
relevant to this Section 8(f) shall be made by a national accounting firm selected by the Company from among the five (5) largest accounting firms in the United States (the "Accounting Firm") which firm may be the Company's accountants. Such determinations shall include whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required the Accounting Firm shall determine that no Gross-Up Payment is required, if the Accounting Firm is able to conclude that no "Change of Control" has occurred (within the meaning of Section 280G of the Code) on the basis of "substantial authority" (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Company and the Executive. If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return.

                                    (B) If a Gross-Up Payment is determined
to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

                                    (C) As a result of uncertainty in the
application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.

                                    (D) In the case of an Overpayment, the
Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 8(f)(i), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

                                    (E) The Executive shall notify the
Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim.

                  9. Non-Competition/Confidentiality. (a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

                           (a) During the Employment Term and for a period
of one (1) year following the earlier of (i) the expiration of the Employment Term and (ii) the date the Executive ceases to be employed by the Company (the "Restricted Period"), the Executive will not directly or indirectly, (A) engage in any "Competitive Business" (as defined below) for the Executive's own account, (B) enter the employ of, or render any services to, any person engaged in a Competitive Business, (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the date of the Agreement) between the Company and customers or suppliers of the Company. For purposes of this Agreement Competitive Business shall mean (i) any national securities exchange registered with the Securities and Exchange Commission, (ii) Electronic Communications Network or (iii) any other entity that engages in substantially the same business as the Company.

                           (b) Notwithstanding anything to the contrary in
the Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                           (c) During the Restricted Period, the Executive
will not, directly or indirectly, solicit or encourage to cease to work with the Company any consultant or employee then under contract or employed by or with the Company.

                          (d) The Executive hereby agrees that he will
comply with the Company's general policies regarding confidentiality. Without in any way limiting the foregoing sentence, the Executive further agrees that he will not, at any time during or after the Employment Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive's obligation under this Section 10(d) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive;
(iii) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Except as specifically authorized by the Board upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents (whether or not electronically or digitally produced) or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

                           (e) It is expressly understood and agreed that
although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  10. Nondisparagement. The Executive agrees (whether during or after the Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its shareholders unless giving truthful testimony under subpoena.

                  11. Specific Performance. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  12. Miscellaneous.

                           (a) Acceptance. The Executive hereby represents
that his performance and execution of the Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

                           (b) Governing Law. The Agreement shall be
governed by and construed in accordance with the laws of the State of New York without regard to conflict of law provisions.

                           (c) Entire Agreement/Amendments. The Agreement
contains the entire understanding of the parties with respect to the employment of the Executive by the Company and any and all employment agreement previously entered into shall be null and void, except with respect to the provisions of the letter agreement entered into by and between the Executive and the National Association of Securities Dealers, Inc. dated January 21, 2000 specifically preserved by Section 5(b) of the Agreement. There are no restrictions, agreements, promises, warranties, covenants or by and between the Company and the Executive undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. The Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                           (d) No Waiver. The failure of a party to insist
upon strict adherence to any term of the Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

                           (e) Severability. In the event that any one or
more of the provisions of the Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected thereby.

                           (f) Successor/Assignment. The Agreement is
confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by your will or by the laws of descent distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Agreement shall be binding upon any successor of the Company, its assets, or its business, subsidiaries, affiliates (whether direct or indirect, by purchase, merger, consolidation or otherwise). In the event that any successor fails to agree in writing to assume this Agreement prior to the effective date of such event, then all entitlements in this Agreement cash or otherwise shall be immediately payable in full by the Company at such time of event notwithstanding any other provisions in this Agreement to the contrary.

                           (g) Notice. For the purpose of the Agreement,
notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of the Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                           (h) Withholding Taxes. The Company may withhold
from any amounts payable under the Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                           (i) Counterparts. The Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the day and year first above written.

                                            EXECUTIVE


                                            /s/ John Hilley
                                            -----------------------------------
                                            John Hilley

                                            THE NASDAQ STOCK MARKET, INC.


                                            By: /s/ Frank Zarb
                                               --------------------------------
                                                     Frank Zarb


                                            /s/ Todd A. Robinson
                                            -----------------------------------
                                            Todd A. Robinson
                                            Chairman, Management Compensation
                                            Committee